GOLDCORP INC.

Suite 2700, 145 King Street West

Toronto, Ontario, Canada M5H 1J8

MANAGEMENT INFORMATION CIRCULAR

This Management Information Circular is furnished in connection with the Annual and General Meeting (the "Meeting") of the holders ("Shareholders") of common shares ("Common Shares") of Goldcorp Inc. ("Goldcorp" or the "Corporation") to be held on Thursday, June 5, 2003 at 4:00 p.m. (Eastern Daylight Savings Time) at the Glenn Gould Studio, located at the Canadian Broadcasting Centre, 250 Front Street West, Toronto, Ontario M5W 1E6 and at any continuation thereof after an adjournment.

The information contained herein is given as of March 31, 2003, except as otherwise stated.

Pursuant to the Multijurisdictional Disclosure System adopted by the United States Securities and Exchange Commission, the Corporation is a "foreign private issuer" and, accordingly, is not subject to the proxy rules under the Securities Exchange Act of 1934, as amended.

All dollar amounts set forth in this Circular are expressed in United States dollars, unless otherwise indicated. Amounts converted from Canadian dollars to United States dollars are based on an average exchange rate over the twelve months ended December 31, 2002 at a rate of US$0.6369.  On March 31, 2003, the noon buying rate of the Bank of Canada for Cdn$1.00 was US$0.6806.

SECTION I — VOTING INFORMATION

Solicitation of Proxies

The enclosed proxy is being solicited by or on behalf of the management of the Corporation. The mailing to Shareholders of this Circular will be on or about Thursday, May 8, 2003. The cost of soliciting proxies will be borne by Goldcorp. While most proxies will be solicited by mail only, regular employees of the Corporation may also solicit proxies by telephone or in person. Such employees will receive no additional compensation for these services other than their regular salaries, but will be reimbursed for their reasonable expenses.

Goldcorp will provide proxy materials to brokers, custodians, nominees and fiduciaries and will request that such materials be promptly forwarded to the beneficial owners of Common Shares registered in the names of such brokers, custodians, nominees and fiduciaries. The Corporation will reimburse brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses incurred in forwarding proxy materials to beneficial owners of Common Shares.

Voting Common Shares

The Board of Directors of Goldcorp has fixed Wednesday, April 30, 2003 as the record date for the purpose of determining Shareholders entitled to receive Notice of the Meeting (the "Meeting Record Date").

The Corporation will prepare, no later than ten (10) days following the Meeting Record Date, a list of Shareholders entitled to vote as of the Meeting Record Date, showing the number of Common Shares held by each such Shareholder. Each person named on the list of Shareholders is entitled to one (1) vote for each Common Share held, except to the extent that: (i) the Shareholder has transferred any Common Shares after the Meeting Record Date; and (ii) the transferee of those Common Shares produces properly endorsed share certificates or otherwise establishes ownership of those Common Shares and requests not later than ten (10) days before the date of the Meeting that the transferee's name be included on such list before the Meeting, in which case the transferee is entitled to vote those Common Shares at the Meeting. Shareholders may also cast their vote electronically or by telephone by following the instructions on the enclosed form of proxy or voting instruction form.

Registered Shareholders

Registered shareholders are Shareholders whose Common Shares are held in their own name and they will have received a proxy form in their own name.

Non-Registered / Beneficial Shareholders

Beneficial Shareholders are Shareholders who do not hold their Common Shares in their own name, but rather in the name of a nominee — this could be a bank, trust company, securities broker or other financial institution (and is known as holding in "street form").

If you are a non-registered Shareholder, there are two (2) ways you can vote your Common Shares held by your nominee. Your nominee is required to seek voting instructions from you in advance of the Meeting in accordance with securities laws, and so you will receive, or will have already received from your nominee, a request for voting instructions or a proxy form for the number of Common Shares you hold. Every nominee has its own mailing procedures and provides its own signing and return instructions. Therefore, please follow them in order to make sure that your Common Shares are voted.

Alternatively, if you wish to vote in person at the Meeting, please insert your own name in the space provided on the "Request for Voting Instructions" or proxy form to appoint yourself as proxyholder and follow the signing and return instructions of your nominee. Non-registered Shareholders who appoint themselves as proxyholders should, at the Meeting, present themselves to a representative of Computershare Trust Company of Canada.

Appointment of Proxy Holders

The persons named in the enclosed form of proxy are directors and/or officers of Goldcorp. A Shareholder has the right to appoint some other person (who need not be a Shareholder) to attend and to act for and on behalf of such Shareholder at the Meeting. To exercise this right, the Shareholder must either insert the name of the desired person in the blank space provided in the proxy and strike out the other names or submit another proper form of proxy and, in either case, deliver the completed proxy by post or other form of delivery to Goldcorp at its registered office at Suite 2700, 145 King Street West, Toronto, Ontario M5H 1J8, or to the transfer agent for the Common Shares, Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1, in either case to be received not later than the close of business on Tuesday, June 3, 2003 or, in the event of an adjournment, not later than two (2) business days preceding the day to which the Meeting is adjourned.

All Common Shares represented by a properly executed and deposited proxy will be voted or withheld from voting on the matters identified in the Notice of Meeting in accordance with the instructions of the Shareholder as specified thereon.

If you have appointed a person who was designated by Goldcorp to vote on your behalf as provided in the enclosed form of proxy and you do not provide any instructions concerning any matter identified in the Notice of Meeting, the Common Shares represented by such proxy will be voted:

(1)

FOR the election of the persons nominated for election as directors of Goldcorp; and

(2)

FOR the re-appointment of KPMG LLP, Chartered Accountants, as auditor of Goldcorp and to authorize the Board of Directors to fix the remuneration of the auditor.

The enclosed form of proxy, when properly signed, confers discretionary authority on the person or persons named to vote on any amendment to matters identified in the Notice of Meeting and on any other matter properly coming before the Meeting. Management is not aware of any such matter; however, if such matter properly comes before the Meeting, the proxies will be voted at the discretion of the person or persons named therein. The persons named in the form of proxy are either officers or directors of Goldcorp.

Revocability of Proxies

A Shareholder executing the enclosed form of proxy has the right to revoke it at any time before it is exercised. Subsections 110(4) and (4.1) of the Business Corporations Act (Ontario) (the "OBCA") provide that a Shareholder may revoke a proxy by depositing an instrument in writing, executed by the Shareholder or by an attorney authorized in writing, at, or by transmitting, by telephonic or electronic means or any other manner permitted by law, a revocation to, the registered office of the Corporation at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof, or by depositing such instrument with the Chair of the Meeting on the day of the Meeting, or any adjournment thereof, or in any other manner permitted by law.

Voting Shares and Principal Shareholders

The authorized capital of the Corporation consists of an unlimited number of Common Shares. As of March 31, 2003, there were 182,709,874 Common Shares outstanding. Each Common Share carries the right to one (1) vote on any matter properly coming before the Meeting. A quorum for the meeting of Shareholders must have two (2) persons present and authorized to vote and must represent one-third (1/3) of the total number of outstanding Common Shares.

At a special meeting of Shareholders of the Corporation held on March 21, 2002, the Shareholders approved a special resolution authorizing the amendment of the Corporation's articles to subdivide each Common Share on a two-for-one basis.  The record date for the subdivision was May 22, 2002 and additional Common Shares were distributed to Shareholders of record in Canada on May 27, 2002 and in the United States on May 28, 2002.  Following completion of the subdivision, the number of Common Shares outstanding increased to 181,942,348 (206,264,308 on a fully diluted basis).

To the knowledge of the directors and officers of Goldcorp, the only person or company that beneficially owns, directly or indirectly, or exercises control or direction over, in excess of 10% of the outstanding Common Shares is:

Name and Address of Beneficial Owner (1)	Number of Common Shares (1)	% of Class (2)
FMR Corp 82 Devonshire Street Boston, MA 02109	27,375,518	15.0%

__________

Notes:

(1)

Based upon public filings with securities regulatory authorities in Canada on SEDAR and with the Securities and Exchange Commission in the United States on EDGAR.

(2)

Calculated on the basis of 182,709,874 Common Shares outstanding as of March 31, 2003.

________________________________________________________________________________

SECTION II — BUSINESS OF THE MEETING

1.   Financial Statements and Auditor's Report

The Management Discussion and Analysis, including the audited consolidated financial statements of Goldcorp for the year ended December 31, 2002 and the auditor's report on those financial statements, are included with the mailing of this Circular. Additional copies may be obtained from the Legal Department of Goldcorp upon request.

2.   Election of Directors

The articles of Goldcorp provide that the board of directors of Goldcorp (the “Board of Directors”) shall consist of a minimum of three (3) and a maximum of ten (10) directors and the number may be fixed from time to time by the Board of Directors. The Board of Directors has set the number of directors to be elected at the Meeting at seven (7).

The nominees for election as directors of Goldcorp are listed below and each is currently serving as a director of Goldcorp. The persons proposed for election are, in the opinion of the Board of Directors and management, well qualified to act as directors for the forthcoming year.

Such nominees, if elected, will serve until the next Annual Meeting of Shareholders or until his successor is duly elected or appointed. Management has been informed that each nominee is willing to serve as a director, if elected. Management recommends a vote for all nominees for election as directors of the Corporation.

The following table sets out the names of the seven (7) nominees, their principal occupation or employment and the year from which each has continually served as a director of Goldcorp. The table also sets out, as of March 31, 2003, the number of Common Shares owned by each of them or over which control or direction is exercised by each of them, and the number of stock options which they hold in Goldcorp.

NOMINEES FOR ELECTION AS DIRECTORS

Name, Position with the Corporation and/or Principal Occupation	Common Shares	Stock Options
DAVID R. BEATTY, O.B.E. (4) Resident of Toronto, Ontario Chair and Chief Executive Officer of Beatinvest Limited, an investment company. He is currently Professor of Strategy and Director of the Clarkson Centre for Business Ethics at the University of Toronto. He serves on a number of boards of directors. He was previously Chair and Chief Executive Officer of Old Canada Corporation. Director of Goldcorp and its predecessor companies since 1994.	36,000 (6)	60,000
STUART R. HORNE (1) Resident of Caledon, Ontario President of Tombill Mines Ltd. He was a director of CSA Management Inc. from 1985 to 2000. Director of Goldcorp since 2000.	300,000 (5) (6)	39,750(5)
JAMES P. HUTCH, P.ENG. (4) Resident of Saskatoon, Saskatchewan Engineer. He is President of Hutchtech Inc., an engineering consulting firm, and has held this position for the past eight years. He is a past President, Chief Executive Officer and Chair of the Saskatchewan Research Council. He has held senior management and leadership positions in government and the mining and manufacturing industries. He chairs and is a member of boards of directors of a number of advanced technology companies. Director of Goldcorp and its predecessor companies since 1998.	24,000 (6) (8)	24,000
BRIAN W. JONES (1)(2)(3) Resident of St. Louis, Missouri USA President and Chief Executive Officer of New Heights International Inc., an investment company. Prior to 1999, he was Chief Executive Officer of CJ Holdings Inc. He is a director of several corporations. Director of Goldcorp and its predecessor companies since 1990.	----	30,000
ROBERT R. McEWEN Resident of Toronto, Ontario Chairman and Chief Executive Officer of Goldcorp Inc. He is also Chair, Chief Executive Officer and a director of Lexam Explorations Inc. He was previously Chair, Chief Executive Officer and a director of CSA Management Inc. Director of Goldcorp and its predecessor companies since 1986.	6,992,484 (7)	6,860,000
DR. DONALD R.M. QUICK (2)(3)(4) Resident of Hamilton, Ontario He is a Doctor of Chiropractic and owned and operated the East Hamilton Chiropractic Clinic from 1977 to 2002. He was a director of CSA Management Inc. from 1996 to 2000. Director of Goldcorp since 2000.	10,000 (6)	39,750
MICHAEL L. STEIN (1)(2)(3) Resident of Toronto, Ontario He is the Chair and Chief Executive Officer of the MPI Group, a private investment company. He is also Executive Chair of CAP REIT. Previously, Chair and Chief Executive Officer of Canadian Apartment Communities Inc. and Canadian Apartment Management Inc. He was a director of CSA Management Inc. from 1994 to 2000. Director of Goldcorp since 2000.	20,000 (6)	87,000

Notes:

(1)

Member of the Audit Committee.

(2)

Member of the Nominating and Corporate Governance Committee.

(3)

Member of the Compensation Committee.

(4)

Member of the Health, Safety and Environment Committee.

(5)

Represents stock options to purchase up to 39,750 Common Shares held in his personal capacity and 300,000 Common Shares owned by Tombill Mines. Mr. Horne owns a controlling interest in Tombill Mines.

(6)

Represents less than 1% of outstanding Common Shares.

(7)

Represents approximately 3.8 % of outstanding Common Shares.

(8)

Represents 22,000 Common Shares held in his personal capacity and 2,000 Common Shares owned by Hutchtech Inc.  Mr. Hutch owns a controlling interest in Hutchtech Inc.

(9)

Represents 10,000 Common Shares held in his personal capacity and 24,000 Common Shares held by the Estate of C.M. Goldsack.  Mr Goldsack exercises control or direction over the Estate.

The Corporation does not have an executive committee.

The Corporation has an Audit Committee, as required by the OBCA, and its members are Mr. Stuart R. Horne (Chair), Mr. Brian W. Jones and Mr. Michael L. Stein. See “Section IV – Corporate Governance – Committees of the Board of Directors – Audit Committee”.

Mr. Brian W. Jones (Chair), Dr. Donald R.M. Quick and Mr. Michael L. Stein comprise the Nominating and Corporate Governance Committee of the Board of Directors.  See “Section IV – Corporate Governance – Committees of the Board of Directors – Nominating and Corporate Governance Committee”.

Mr. Michael L. Stein (Chair), Mr. Brian W. Jones and Dr. Donald R.M. Quick comprise the Compensation Committee of the Board of Directors. See “Section IV – Corporate Governance – Committees of the Board of Directors – Compensation Committee”. .

Mr. James P. Hutch (Chair), Mr. David R. Beatty and Dr. Donald R.M. Quick comprise the Health, Safety and Environment Committee of the Board of Directors.  See “Section IV – Corporate Governance – Committees of the Board of Directors – Health, Safety and Environment Committee.

3.   Re-Appointment of Auditor

The Board of Directors recommends that KPMG LLP, Chartered Accountants, be re-appointed as Goldcorp's auditor to hold office until the close of the next Annual Meeting and that the Board of Directors be authorized to fix their remuneration as such.

Representatives of KPMG LLP will be present at the Meeting. See "Section III — Executive Compensation and Other Information — Disclosure of Auditor Fees".

________________________________________________________________________________

SECTION III — EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation of the Directors

Directors of the Corporation who are not employees of the Corporation are remunerated for their services as follows:

• Annual fee	$ 9,554
• Annual fee paid to the Chair of any committee of the Board of Directors	$ 1,911
• Attendance fee for any meeting of the Board of Directors or any committee meeting of the Board of Directors	$ 637

The committee meeting fee is reduced to $318 if such meeting is held on the same day as a meeting of the Board of Directors. If a director is required to travel for an additional day to attend a meeting of the Board of Directors or a committee meeting, an additional attendance fee of $637 is payable to such director. Directors are reimbursed for their reasonable expenses incurred to attend meetings.

The Corporation is authorized to pay the fees of the directors of Goldcorp in Common Shares.

Officers of the Corporation

The following table sets out the officers of the Corporation and, as of March 31, 2003, the number of Common Shares owned by each of them or over which control or direction is exercised by each of them, and the number of stock options which they hold in Goldcorp.

OFFICERS Name, Position with the Corporation and/or Principal Occupation	Common Shares	Stock Options
ROBERT R. McEWEN Resident of Toronto, Ontario Chairman and Chief Executive Officer He has been a Director of Goldcorp and its predecessor companies since 1986. He is also Chair, Chief Executive Officer and a director of Lexam Explorations Inc. He was previously Chair, Chief Executive Officer and a director of CSA Management Inc.	6,992,484 (1)	6,860,000
R. BRUCE HUMPHREY Resident of Brampton, Ontario Senior Vice President and Chief Operating Officer He has been with Goldcorp since April 1998. From 1995 until 1998, he was a Vice President of BLM Service Group. He has 30 years of experience in senior management and engineering positions, acquired with several mining companies and contractors.	30,000 (2)	341,668
CHRISTOPHER J. BRADBROOK Resident of Oakville, Ontario Vice President, Corporate Development He has been with Goldcorp since January 2001. He has a total of 23 years of experience in the mining industry. From 1995 to 2001, he was a mining analyst with a number of Canadian securities dealers, specializing in research of North American precious metals companies.	10,000 (2)	175,000
GILLES FILION Resident of Mississauga, Ontario Vice President, Exploration He has been with Goldcorp since March 1998. He is also Vice President, Exploration of Lexam Explorations Inc. From 1994 to 1998, he was Manager, Geological Services at Pearson Hoffman. He has 25 years of experience in gold exploration and mining.	11,100 (2)	428,000
JOHN A. BEGEMAN Resident of Rapid City, South Dakota USA Vice President, Western Operations He has been with Goldcorp since 1987 and has been Vice President, Western Operations since May 2000. He is the General Manager of Wharf Resources (USA), Inc. and is responsible for Saskatchewan Minerals. He has 26 years of experience in the mining industry.	4,400 (2)	343,000
BRAD BOLAND Resident of Newmarket, Ontario Vice President, Finance He has been with Goldcorp since 1998. In February 2003, he was appointed Vice President, Finance. Prior to this appointment, he held the position of Corporate Controller. He is also Vice President, Finance of Lexam Explorations Inc. He has seven years of experience in the mining industry.	---	62,000

Notes:

(1)

Represents approximately 3.8% of outstanding Common Shares.

(2)

Represents less than 1% of outstanding Common Shares.

Summary Compensation Table

The following table sets out, for the periods indicated, information concerning the compensation earned by the Chief Executive Officer and the other five most highly compensated "executive officers" of the Corporation, as that term is defined by applicable securities legislation.

		Annual Compensation (1)			Long Term Compensation
					Awards		Payouts
				Other Annual	Securities Under	Restricted Shares Or Restricted	LTIP	All Other
Name and		Salary	Bonus	Compensation	Options Granted	Share Units	Payouts	Compensation
Principal Position	Year	($)	($)	($) (2)	(#) (3) (4)	($)	($)	($)

ROBERT R. McEWEN (5)	2002	220,845	1,900,000	16,308	2,000,000	—	—	—
Chairman and	2001	223,896	—	16,533	—	—	—	—
Chief Executive Officer	2000	168,300	—	13,329	1,000,000	—	—	—
R. BRUCE HUMPHREY (6)	2002	117,827	63,690	10,127	200,000	—	—	—
Senior Vice President and	2001	119,455	96,855	10,267	—	—	—	—
Chief Operating Officer	2000	122,578	—	10,586	200,000	—	—	—
HALINA B. McGREGOR (7)	2002	146,487	—	11,846	—	—	—	—
Vice President, Finance and	2001	74,827	—	6,052	300,000	—	—	—
Chief Financial Officer	2000	—	—	—	—	—	—	—
JOHN A. BEGEMAN (8)	2002	107,593	2,500	6,566	48,000	—	—	—
Vice President,	2001	103,289	—	6,200	—	—	—	—
Western Operations	2000	89,000	35,000	6,301	90,000	—	—	—
CHRISTOPHER J. BRADBROOK (9)	2002	95,535	—	8,789	—	—	—	—
Vice President,	2001	89,901	—	6,780	200,000	—	—	—
Corporate Development	2000	—	—	—	10,000	—	—	—
GILLES FILION	2002	82,797	38,214	8,025	160,000	—	—	—
Vice President,	2001	83,941	32,285	8,136	—	—	—	—
Exploration	2000	83,941	—	8,482	160,000	—	—	—

Notes:

(1)

All dollar amounts, except those dollar amounts relating to Mr. Begeman, have been converted from Canadian dollars at an exchange rate of Cdn$1.00 equals US$0.6369 for 2002, US$0.6457 for 2001 and US$0.6732 for 2000.

(2)

The Corporation pays its executive officers and certain members of its senior personnel a monthly payment equal to 6% of his or her monthly basic salary. This payment is in lieu of the Corporation maintaining a pension plan for such individuals. The aggregate value of other annual compensation for each named executive officer does not exceed the lesser of $33,660 and 10% of his or her aggregate salary and bonus.

(3)

Options are exercisable for the purchase of Common Shares.

(4)

Share amounts have been restated to reflect the May 22, 2002 two-for-one stock split.

(5)

During 2000, Mr. McEwen, in his capacities as Chairman and Chief Executive Officer of CSA Management Inc., received cash compensation of $60,807 per year from CSA Management Inc. These amounts received from CSA Management Inc. up until November 2000 have not been included in Mr. McEwen's annual compensation set out in the above table. Effective November 1, 2000, Mr. McEwen's base annual salary, in his capacity as Chairman and Chief Executive Officer of Goldcorp, was increased by $60,807.

(6)

Mr. Humphrey was appointed Senior Vice President and Chief Operating Officer in February 2003.

(7)

Ms. McGregor began employment with Goldcorp in June 2001 and resigned effective February 20, 2003.

(8)

Mr. Begeman was appointed Vice President, Western Operations effective May 2000.

(9)

Mr. Bradbrook was appointed Vice President, Corporate Development in January 2001.

Goldcorp Stock Option Plan

On October 30, 2000, as part of the amalgamation of Goldcorp and CSA Management Inc., the Shareholders approved the adoption of a Goldcorp stock option plan (the "Goldcorp Stock Option Plan").

Under the Goldcorp Stock Option Plan, the maximum number of Common Shares that can be issued is 18,000,000. As of March 31, 2003: 3,654,416 of the stock options have been granted and exercised; 10,534,732 stock options have been granted but not exercised; and 3,810,852 stock options are reserved for future granting.

The purpose of the Goldcorp Stock Option Plan is to attract and retain superior employees, to provide a strong incentive for employees and consultants to put forth maximum effort for the continued success and growth of the Corporation and its Designated Subsidiaries (as defined in the Goldcorp Stock Option Plan) and, in combination with these goals, to encourage equity ownership in the Corporation by its employees and consultants.

The Goldcorp Stock Option Plan is administered by the Board of Directors, with the Compensation Committee having been designated by the Board of Directors to administer it. The Compensation Committee has full and complete authority to interpret the Goldcorp Stock Option Plan, to prescribe such rules and regulations as it deems necessary for the proper administration of the Goldcorp Stock Option Plan and to make such determinations and to take such actions in connection therewith as it deems necessary or advisable.

The Goldcorp Stock Option Plan is subject to the following:

(a)

the maximum number of Common Shares which may be issued under the Goldcorp Stock Option Plan shall not exceed 18,000,000, subject to adjustment. The maximum number of Common Shares with respect to which grants may be made to any one (1) employee or his or her associates (as that term is defined in the Securities Act (Ontario)) shall not exceed 5% of the issued shares. The maximum number of Common Shares reserved for issuance to insiders (as defined in the Securities Act (Ontario)) of the Corporation and their associates shall not exceed 10% of the issuable shares, the maximum number of Common Shares which may be issued to insiders of the Corporation and their associates under the Goldcorp Stock Option Plan within any one (1) year period, when taken together with any other share compensation arrangements, shall not exceed 10% of the issuable shares for all such insiders and associates in the aggregate and, in the case of any one (1) insider and his or her associates, shall not exceed 5% of the issuable shares. However, notwithstanding the foregoing, the number of stock options to be granted in any one (1) year shall be limited to no more than 12,000 stock options for each director;

(b)

the market value of Common Shares issued under the Goldcorp Stock Option Plan means the closing board lot sale price of the Common Shares on the Toronto Stock Exchange (“TSX”) on the business day immediately preceding the date of grant and, if there was not a board lot sale on the TSX on such date, then the last board lot sale prior thereto;

(c)

options are exercisable for a maximum period of ten (10) years from the date of grant to the extent the grant has vested. Options vest one-third (1/3) after the first year after the grant and an additional one-third (1/3) at the end of each succeeding anniversary date of the grant thereafter, with the Compensation Committee having the authority to accelerate the vesting of all or any part of the options;

(d)

the Goldcorp Stock Option Plan also provides for stock appreciation rights; however, in 2002, no stock appreciation rights were granted; and

(e)

grants made under the Goldcorp Stock Option Plan are not assignable.

In 2002, there were 2,450,000 stock options granted to the executive officers of the Corporation. See "Executive Compensation — Aggregated Option Grants during the Most Recently Completed Financial Year — 2002".  Share amounts have been restated to reflect the May 22, 2002 two-for-one stock split.

The following table sets forth information concerning the aggregated stock options granted to the executive officers of the Corporation during 2002.

Aggregated Option Grants during the Most Recently Completed

Financial Year — 2002

Name	Securities Under Options Granted (#)	% of Total Options Granted to Employees in Financial Year	Exercise or Base Price ($/Security) (1)	Market Value of Securities Underlying Options on the Date of Grant ($/Security) (1)	Expiration Date
ROBERT R. Mc EWEN	1,000,000 1,000,000	27 27	$ 7.99 $ 7.26	$8,171,427 $7,642,800	February 12, 2012 July 29, 2012
JOHN A. BEGEMAN	48,000	1	$ 7.99	$ 392,228	February 12, 2012
BRAD J. BOLAND	42,000	1	$ 7.99	$ 343,200	February 12, 2012
GILLES FILION	160,000	4	$ 7.99	$1,307,428	February 12, 2012
R. BRUCE HUMPHREY	200,000	5	$ 7.99	$1,634,285	February 12, 2012

Notes:

(1)

All dollar amounts have been converted from Canadian dollars at an exchange rate of Cdn$1.00 equals US$0.6369.

The following table sets forth information concerning the aggregated stock options exercised by the executive officers of the Corporation during 2002.

Aggregated Option Exercises during the Most Recently Completed Financial Year and Financial Year-End Option Values — 2002

				Value
				Unexercised
			Unexercised	In-the-Money
	Securities		Options at	Options at
	Acquired		Dec. 31, 2002	Dec. 31, 2002
	On Exercise	Aggregate Value Realized	(#) Exercisable/	($) Exercisable/
Name	(#)	($) (1)	Unexercisable (1)	Unexercisable (1)(2)
ROBERT R. McEWEN	-	-	4,526,664 / 2,333,336	$45,529,893 / $13,867,465
HALINA B. McGREGOR	-	-	100,000 / 200,000	$777,336 / $1,554,673
JOHN A. BEGEMAN	45,000	357,814 (3)	265,000 / 78,000	$2,743,065 / $550,778
CHRISTOPHER BRADBROOK	25,000	162,204 (4)	48,330 / 136,334	$477,210 / $1,350,709
GILLES FILION	50,000	332,473 (5)	214,664 / 213,336	$2,253,544 / $1,336,330
R. BRUCE HUMPHREY	66,666	529,934 (6)	100,000 / 266,668	$1,026,046 / $1,670,391

Notes:

(1)   All dollar amounts have been converted from Canadian dollars at an exchange rate of Cdn$1.00 equals US$0.6369.

(2)

On December 31, 2002, the last trading day of the year, the closing price of the Common Shares on the TSX was $12.77.

(3)

Exercised on: April 1, 2002 – 5,000 at $2.80; August 9, 2002 – 10,000 @ $2.80; August 30, 2002 – 10,000 @ $2.80;  December 12, 2002 – 20,000 @ $2.80.

(4)

Exercised on: August 13, 2002 – 6,000 @ $2.07, $19,000 @ $2.91.

(5)

Exercised on: March 26, 2002 – 50,000 @ $2.10.

(6)

Exercised on: May 13, 2002 – 50,000 @ $2.07; November 6, 2002 – 16,666 @ $2.07.

Change of Control Agreements

The Corporation has change of control agreements with certain executive officers in order to induce them to remain in the employ of the Corporation in the event of a "Change of Control" (as defined in the agreements).

In the event of a Change in Control, each change of control agreement provides that, among other things, if the applicable executive officer's employment is terminated by the Corporation at any time within twenty-four (24) months following the Change in Control (other than for just cause, disability, retirement or death) or, in the case of Mr. Robert R. McEwen, if Mr. McEwen terminates his employment on "Justifiable Grounds", (as defined in the agreements) at any time within the thirty-six (36) months following the Change in Control, such executive officer will be entitled to receive, among other things, an amount equal to two (2) times their annual salary and other remuneration (or three (3) times his annual salary and other remuneration in the case of Mr. McEwen). In addition, upon such event of termination, all of the executive officer's unexercised and unvested stock options will become immediately exercisable and will remain exercisable for a period of 180 days following the date of termination.

Directors' and Officers' Liability Insurance

The Corporation, together with its related companies, maintains liability insurance for the benefit of the Corporation, its related companies and their directors and officers, as a group. The amount of insurance purchased in 2002 was $35,000,000 (aggregate limit). The policy contains a deductible clause of $158,469 for the Corporation and nil for each director or officer, on a per claim basis. In 2002, the aggregate insurance premium was $242,054 and did not distinguish between directors as a group or officers as a group.

Interests of Management and Others in Material Transactions

As of March 31, 2003, no director or executive officer of the Corporation, no security holder who is known to the Corporation to own of record or beneficially hold more than 10% of Common Shares and no associate or affiliate of any such director, executive officer or security holder has had any material interest, direct or indirect, in any transaction since December 31, 2001 or in any proposed transaction which has materially affected or would materially affect the Corporation or any of its subsidiaries, except as disclosed herein.

The Corporation is a party to a management services agreement (the "Management Services Agreement") with Lexam Explorations Inc. ("Lexam") pursuant to which the Corporation  provides technical, administrative and corporate management services to Lexam on a cost-recovery basis not to exceed $3,366 per month. Also pursuant to the Management Services Agreement, the Corporation has agreed not to compete with Lexam for mining exploration opportunities within a radius of ten (10) miles of the properties of Lexam for the term of the Management Services Agreement. In 2002, Lexam was invoiced $15,281 pursuant to the Management Services Agreement. The registered and executive offices of  Lexam are located at the same address as the registered and executive offices of the Corporation, Suite 2700, 145 King Street West, Toronto, Ontario M5H 1J8.

Mr. Robert R. McEwen serves as Chairman and Chief Executive Officer and is a director of Lexam, Mr. Brad Boland serves as Vice President, Finance and Mr. Gilles Filion serves as Vice President, Exploration of Lexam.

Disclosure of Auditor Fees

During the year ended December 31, 2002, Goldcorp paid a total of $670,000 to KPMG LLP. The following is a description of the fees.

Audit Fees:  Audit fees in connection with KPMG LLP's audit of Goldcorp's annual financial statements and their review of Goldcorp's unaudited interim financial statements included in Goldcorp's Quarterly Reports totalled approximately $222,000.

All Other Fees:  Fees billed to Goldcorp by KPMG LLP for all other services totalled approximately $448,000. These fees can be sub-categorized as follows:

Other Audit and Audit-Related Services:  Other audit and audit-related services are services performed by KPMG LLP that are closely related to the performance of the audit and in many cases could only be provided by Goldcorp's external auditors. Such services include comfort letters and consents related to securities registration statements and other capital raising activities, reports relating to Goldcorp's regulatory filings, reports relating to Goldcorp's compliance with provisions of or calculations required by agreements and due diligence pertaining to acquisitions. The aggregate fees billed to Goldcorp by KPMG LLP for other audit and audit-related services rendered to Goldcorp totalled approximately $147,000.

Tax-Related Services:  The aggregate fees billed to Goldcorp by KPMG LLP for tax-related services, such as tax advisory and compliance, totalled approximately $150,000.

Other Services:  The aggregate fees billed by KPMG LLP for all other services rendered to Goldcorp for matters, such as non-financial systems consulting and business process reviews, totalled approximately $151,000.

Report on Executive Compensation

The Compensation Committee of the Board of Directors considers compensation matters as and when required. The Compensation Committee reviews and submits recommendations to the Board of Directors with respect to the Corporation's executive compensation policies and the compensation paid to the Corporation's executive officers. The Compensation Committee also reviews the design and competitiveness of the Corporation's compensation and benefit programs generally and has the authority to recommend to the Board of Directors for its approval amendments to, and grants pursuant to, such programs.

Composition of the Compensation Committee

The Compensation Committee is composed of Mr. Michael L. Stein (Chair) , Mr. Brian W. Jones and Dr. Donald R.M. Quick. They are unrelated and independent members of the Board of Directors.

Compensation Philosophy

The Corporation's executive compensation policy is designed to provide for the enhancement of Shareholder value, the successful implementation of the Corporation's business plans and a link between executive compensation and the financial performance of the Corporation.

The objectives of the Corporation's executive compensation policy are to:

(a)

attract, retain and motivate executives critical to the success of the Corporation;

(b)

provide fair, competitive and cost effective compensation programs to its executives;

(c)

link the interests of management with those of the Shareholders; and

(d)

provide rewards for outstanding corporate and individual performance.

      The Compensation Committee reviews on an annual basis the cash compensation, performance and overall compensation package for each executive officer. It then submits to the Board of Directors recommendations with respect to the basic salary, bonus and participation in long-term incentive plans for each executive officer.

Basic Salary

In determining the basic salary of an executive officer, the Compensation Committee places equal weight on the following factors:

(a)

the particular responsibilities related to the position;

(b)

salaries paid by comparable businesses;

(c)

the experience level of the executive officer; and

(d)

his or her overall performance.

Bonus Payments

Executive officers are eligible for annual cash bonuses, after taking into account and giving equal weight to, financial performance, attainment of certain corporate objectives and individual performance.

In taking into account the financial performance aspect, it is recognized that executive officers cannot control certain factors, such as interest rates and the international market for gold and industrial minerals produced by the Corporation. When applying the financial performance criteria, the Compensation Committee considers factors over which the executive officers can exercise control, such as meeting budget targets established by the Board of Directors at the beginning of each year, controlling costs, taking successful advantage of business opportunities and enhancing the competitive and business prospects of the Corporation. There are no pre-established payout ranges.

In 2002, bonuses were awarded to the following officers of the Corporation: Mr. Robert R. McEwen, Chairman and Chief Executive Officer, in the amount of $1,900,000; Mr. R. Bruce Humphrey, Senior Vice President and Chief Operating Officer, in the amount of $63,690; Mr. Gilles Filion, Vice President, Exploration, in the amount of $38,214; and Mr. Brad J. Boland, Vice President, Finance, in the amount of $15,923.

Long-Term Incentives

The Corporation maintains a stock option plan, the "Goldcorp Stock Option Plan", which was approved by the S hareholders of the Corporation on October 30, 2000. The Goldcorp Stock Option Plan replaced the "Goldcorp Inc. 1994 Executive Stock Option Plan: Restated May 20, 1997" and the "CSA Employee Incentive Plan".

During 2002, the Board of Directors, on the recommendation of the Compensation Committee, granted stock options to executive officers of the Corporation as follows:   Mr. Robert R. McEwen, Chairman and Chief Executive Officer, was granted 1,000,000 stock options with an exercise price of Cdn$12.55 (US$7.99), which expire on February 12, 2012 and also 1,000,000 stock options with an exercise price of Cdn$11.40 (US$7.26), which expire on July 29, 2012;  Mr. John Begeman, Vice President, Western Operations, was granted 48,000 stock options with an exercise price of Cdn$12.55 (US$7.99), which expire on February 12, 2012;  Mr. Brad Boland, Vice President, Finance, was granted 42,000 stock options with an exercise price of Cdn$12.55 (US$7.99), which expire on February 12, 2012;  Mr. Gilles Filion, Vice President, Exploration, was granted 160,000 stock options with an exercise price of Cdn$12.55 (US$7.99), which expire on February 12, 2012;  and Mr. R. Bruce Humphrey, Senior Vice President and Chief Operating Officer, was granted 200,000 stock options with an exercise price of Cdn$12.55 (US$7.99), which expire on February 12, 2012.  The exercise price of the stock options was determined with reference to the closing price of the Common Shares on the TSX on the trading day immediately preceding the date of the grant of the stock options. The stock options vest one-third (1/3) after the first anniversary, and an additional one-third (1/3) on each succeeding anniversary, of the date of grant of the stock options.

Compensation Committee of the

Board of Directors of Goldcorp Inc.

Michael L. Stein (Chair)

Brian W. Jones

Dr. Donald R.M. Quick

April 30, 2003

Performance Graph

The following graph shows a comparison of the cumulative return of the Corporation's publicly traded shares versus the TSE S&P/TSX Composite Index and the S&P/TSX Canadian Gold Index. The graph shows the return on the Corporation's Class A subordinate voting shares until October 31, 2000, the date of the amalgamation of Goldcorp with CSA Management Inc., and the Common Shares subsequent to that date.

________________________________________________________________________________

SECTION IV — CORPORATE GOVERNANCE

Goldcorp believes that good corporate governance is an essential element in a well-managed company.

The Corporation's corporate governance practices have been compared with the TSX corporate governance guidelines (the "TSX Guidelines") (including the proposed amendments published in April 2002 and not yet formally implemented as of March 31, 2003) and are set out in the "Statement of Corporate Governance Practices" attached as Schedule "A" to this Circular.

The Corporation has also been reviewing its corporate governance practices in light of the Sarbanes-Oxley Act of 2002 ("SOX") enacted in the United States and the rules and regulations issued and proposed to be issued by the Securities and Exchange Commission (the "SEC") in the United States to give effect to that legislation, as well as the proposals published by the New York Stock Exchange (the "NYSE") in relation to corporate governance requirements for NYSE-listed companies (the "NYSE Proposals").

When amendments to the TSX Guidelines, the SOX-related rules and regulations of the SEC and the NYSE Proposals are finalized, the Corporation will reassess and make any necessary changes to its corporate governance practices.

The following is a description of the Corporation's corporate governance practices.

Mandate of the Board of Directors

The duties and responsibilities of the Board of Directors are:

            •

to supervise the management of the business and affairs of the Corporation; and

            •

to act with a view towards the best interests of the Corporation.

In discharging its mandate, the Board of Directors is responsible for the oversight and review of the development of, among other things, the following matters:

            •

the strategic planning process of the Corporation;

            •

identifying the principal risks of the Corporation's business and ensuring the implementation of appropriate systems to manage these risks;

            •

succession planning, including appointing, training and monitoring senior management;

            •

a communications policy for the Corporation to facilitate communications with investors and other interested parties; and

            •

the integrity of the Corporation's internal control and management information systems.

The Board of Directors also has the mandate to assess the effectiveness of the Board of Directors as a whole, its committees and the contribution of individual directors.

Composition of the Board of Directors

The Board of Directors, as proposed in this Circular for election at the Meeting, will consist of eight (8) members, of whom the Board of Directors has determined that seven (7) are "unrelated" for purposes of the TSX Guidelines and "independent" for purposes of SOX and the NYSE Proposals.

Meetings of the Board of Directors

The Board of Directors meets at least once each calendar quarter and following the annual meeting of Shareholders of the Corporation.  The frequency of the meetings and the nature of the meeting agendas are dependent upon the nature of the business and affairs which the Corporation faces from time to time.  In 2002, the Board of Directors met six (6) times.

Independence of the Board of Directors

Mr. McEwen is the Chairman of the Board of Directors and the Chief Executive Officer of the Corporation.  The Board of Directors believes that there are substantial benefits to the Corporation with Mr. McEwen serving in both of those positions.

To facilitate the functioning of the Board of Directors independently of management, the following structures and processes are in place:

            •

there are no other members of management on the Board of Directors;

            •

when appropriate, members of management, including Mr. McEwen, are not present for the discussion and determination of certain matters at meetings of the Board of Directors;

            •

under the by-laws of the Corporation, any two directors may call a meeting of the Board of Directors;

            •

Mr. McEwen's compensation is considered, in his absence, by the Compensation Committee (formerly the Compensation/Corporate Governance Committee) at least once a year; and

            •

in addition to the standing committees of the Board of Directors, independent committees are appointed from time to time, when appropriate.

Committees of the Board of Directors

The Board of Directors has four (4) standing committees:

            •

the Audit Committee;

            •

the Nominating and Corporate Governance Committee;

            •

the Compensation Committee; and

            •

the Health, Safety and Environment Committee.

All of the committees are independent of management and report directly to the Board of Directors.  From time to time, when appropriate, ad hoc committees of the Board of Directors are appointed by the Board of Directors.

Audit Committee

The members of the Audit Committee are Messrs. Horne (Chair), Jones and Stein.  During 2002, the Audit Committee met five (5) times.

The purposes of the Audit Committee are to assist the Board of Directors' oversight of:

            •

the integrity of Goldcorp's financial statements;

            •

Goldcorp's compliance with legal and regulatory requirements;

            •

the qualifications and independence of Goldcorp's independent auditors; and

            •

the performance of the independent auditors and Goldcorp's internal audit function.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Messrs. Jones (Chair) and Stein and Dr. Quick.  During 2002, the Nominating and Corporate Governance Committee (formerly the Compensation/Corporate Governance Committee) met five (5) times.

The purposes of the Nominating and Corporate Governance Committee are:

            •

to identify and recommend individuals to the Board of Directors for nomination as members of the Board of Directors and its committees (other than the Nominating and Corporate Governance Committee); and

            •

to develop and recommend to the Board of Directors a set of corporate governance principles applicable to Goldcorp.

Compensation Committee

The members of the Compensation Committee are Messrs. Stein (Chair) and Jones and Dr. Quick.  During 2002, the Compensation Committee (formerly the Compensation/Corporate Governance Committee) met five (5) times.

The purposes of the Compensation Committee are to make recommendations to the Board of Directors relating to the compensation of:

            •

the members of the Board of Directors;

            •

Goldcorp's Chief Executive Officer; and

            •

members of senior management of Goldcorp.

Health, Safety and Environment Committee

The members of the Health, Safety and Environment Committee are Messrs. Beatty and Hutch (Chair) and Dr. Quick.  During 2002, the Health, Safety and Environment Committee met four (4) times.

The purposes of the Health, Safety and Environment are to monitor the implementation and management of the Corporation's policies relating to health, safety and environmental matters.

In particular, the Health, Safety and Environment Committee has the authority and responsibility for:

            •

ensuring that appropriate and effective health, safety and environmental policies and procedures are in place, operational and supported by sufficient resources;

            •

reviewing and monitoring the health, safety and environmental policies and procedures of the Corporation and reporting to the Board of Directors with any recommendations relating to those policies and procedures;

            •

reviewing material incidents relating to health, safety and environmental issues and reporting to the Board of Directors with any recommendations relating to those incidents;

            •

promoting and supporting improvements to the Corporation's health, safety and environmental record; and

            •

arranging, implementing and overseeing environmental audits at any of the operations of the Corporation.

Decisions requiring Board of Directors Approval

In addition to those matters which, by law, must be approved by the Board of Directors, the approval of the Board of Directors is required for:

            •

the Corporation's annual business plan and budget;

            •

major acquisitions or dispositions by the Corporation; and

            •

transactions which are outside of the Corporation's existing business.

Shareholder Communications

The Board of Directors has authorized management to represent the Corporation in its communications with shareholders and members of the investment community.  In addition, management meets regularly with investors and other interested parties to receive and respond to inquiries and comments.  The Corporation seeks to ensure that all inquiries and concerns receive a complete and timely response from the appropriate member of management.

The Board of Directors reviews the Corporation's significant communications with investors and the public, including the Corporation's Annual Information Form, Management's Discussion & Analysis, Management Information Circular, annual audited financial statements and quarterly unaudited financial statements.

Expectations of Management

The Board of Directors has charged management with responsibility for the efficient management of the business and affairs of the Corporation and the identification and proposal of initiatives for the Corporation to secure opportunities as they arise.  In order for the Board of Directors to effectively carry out its mandate, it regularly assesses the abilities of, and communicates those assessments to, management.

The Board of Directors recognizes the value of direct input from management as it serves to assist the Board of Directors in its deliberations.  Where appropriate, members of management are invited to attend meetings of the Board of Directors to provide their input on various matters.

OTHER BUSINESS

The form of proxy accompanying this Circular confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the Notice of the Meeting or other matters which may properly come before the Meeting. Management of the Corporation knows of no matter to come before the Meeting or of any amendment or variation to matters identified in the Notice of the Meeting, other than the matters referred to in the Notice of the Meeting. However, if matters not now known to management should properly come before the Meeting, Common Shares represented by proxies solicited by management will be voted on each such matter in accordance with the best judgment of the person voting such Common Shares.

ADDITIONAL INFORMATION

The Corporation will furnish, without charge, to any Shareholder submitting a written request, a copy of the Corporation's annual report for the year ended December 31, 2002 on United States Securities and Exchange Commission Form 40-F or the Canadian Annual Information Form, including the financial statements and schedules thereto. Such written request should be directed to the attention of the Legal Department, Goldcorp Inc., Suite 2700, 145 King Street West, Toronto, Ontario M5H 1J8.

BOARD OF DIRECTORS APPROVAL

The contents of this Circular and the sending thereof to the Shareholders of the Corporation have been approved by the Board of Directors of the Corporation.

DATED this 30th day of April, 2003

ROBERT R. McEWEN

Chairman and Chief Executive Officer

SCHEDULE "A"

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

The Corporation's corporate governance practices are compared with the corporate governance guidelines set out in the TSX Company Manual (including the proposed amendments published in April 2002 and not yet formally implemented as of March 31, 2003).

	TSX Corporate Governance Guidelines	Does Goldcorp Align?	Goldcorp's Corporate Governance Practices

1.	The board of directors of every corporation should explicitly assume responsibility for the stewardship of the corporation.	YES

The Board of Directors has responsibility for stewardship of the Corporation by, among other things, supervising the management of the Corporation's business and affairs, with the goal of enhancing shareholder value.

As part of the overall stewardship responsibility, the board of directors should assume responsibility for the following matters:

a.	adoption of a strategic planning process and approval of a strategic plan which takes into account, among other things, the opportunities and risks of the business;	YES	The Board of Directors is responsible for the oversight and review of the strategic planning process of the Corporation.
Strategic issues facing the Corporation are reviewed with management and addressed by the Board of Directors at its regularly scheduled meetings and at meetings specifically called for such purpose.

b.	the identification of the principal risks of the corporation's business and ensuring implementation of appropriate systems to manage these risks;	YES

The Board of Directors is responsible for identifying the principal risks of the Corporation's business and ensuring implementation of appropriate systems to manage these risks. The Board of Directors, directly or through its committees, periodically reviews specifically identified risks. The Audit Committee, among other things, assists the Board of Directors' oversight of the integrity of the Corporation's financial statements. The Health, Safety and Environment Committee, among other things, has the authority and responsibility for ensuring that appropriate and effective health, safety and environmental policies and procedures are in place, operational and supported by sufficient resources.

c.	succession planning, including appointing, training and monitoring senior management;	YES

A key responsibility of the Board of Directors is overseeing and reviewing the development of  succession planning by the Corporation. The Nominating and Corporate Governance Committee, among other things, has the authority and responsibility for identifying and recommending individuals to the Board of Directors for nomination as members of the Board of Directors and its committees (other than the Nominating and Corporate Governance Committee).

d.	a communications policy for the corporation; and	YES

The Board of Directors has authorized management to represent the Corporation in its communications with shareholders and members of the investment community. Adequate structures are in place to ensure effective, timely and non-selective communications between the Corporation and  shareholders, members of the investment community and securities and other regulatory agencies.

e.	the integrity of the corporation's internal control and management information systems.	YES	The Board of Directors, through the Audit Committee, is responsible for the performance of the Corporation's internal audit function.

2.	The board of directors of every corporation should be constituted with a majority of individuals who qualify as unrelated directors.	YES

As used herein, the term "unrelated director" means a director who is independent of management and is free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director's ability to act with a view to the best interests of the Corporation, other than interests and relationships arising from shareholding.

Based on the information provided by the nominees for election as directors of the Corporation, the Board of Directors has determined that, with the exception of Mr. Robert R. McEwen, Chairman and Chief Executive Officer of the Corporation, and Mr. David R. Beatty, all of the nominees for election as directors are "unrelated directors".

3.

The application of the definition of "unrelated director" to the circumstances of each individual director should be the responsibility of the board of directors which will be required to disclose on an annual basis whether the board of directors has a majority of unrelated directors.  The board of directors will also be required to disclose on an annual basis the analysis of the application of the principles supporting this conclusion.

YES

The Board of Directors, directly and through the Nominating and Corporate Governance Committee, has the responsibility to review annually the relationships, if any, between the Board of Directors, the Corporation and management.

Based on the information provided by the nominees for election as directors of the Corporation, the Board of Directors has determined that, with the exception of Mr. Robert R. McEwen, Chairman and Chief Executive Officer of the Corporation, and Mr. David R. Beatty, who is a relative of Mr. McEwen, all of the nominees for election as directors are "unrelated directors".

4.

The board of directors of every corporation should appoint a committee of directors composed exclusively of outside directors, a majority of whom are unrelated directors, with the responsibility for proposing to the full board of directors new nominees to the board of directors and for assessing directors on an ongoing basis.

YES

The Nominating and Corporate Governance Committee, among other things, has the authority and responsibility for identifying and recommending individuals to the Board of Directors for nomination as members of the Board of Directors and its committees (other than the Nominating and Corporate Governance Committee) and for establishing procedures for the oversight of the Board of Directors and its committees.

All members of the Nominating and Corporate Governance Committee are "unrelated directors".

5.

Every board of directors should implement a process to be carried out by the n ominating c ommittee or other appropriate c ommittee for assessing the effectiveness of the board of directors as a whole, the committees of the board of directors and the contribution of individual directors.

YES

The Nominating and Corporate Governance Committee, among other things, has the authority and responsibility for developing and recommending to the Board of Directors a set of corporate governance principles applicable to the Corporation and for establishing procedures for the oversight of the Board of Directors and its committees.

6.	Every corporation, as an integral element for the process of appointing new directors, should provide an orientation and education program for new recruits to the board of directors.	YES	The Nominating and Corporate Governance Committee is responsible for establishing an orientation and education program for new members of the Board of Directors.

7.	Every board of directors should examine its size and undertake, where appropriate, a program to establish a board size which facilitates effective decision-making.	YES

The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board of Directors from time to time as to changes that the Nominating and Corporate Governance Committee believes to be desirable to the size of the Board of Directors or any committee of the Board of Directors.

The Board of Directors, based on a recommendation from the Nominating and Corporate Governance Committee, has determined that the present sizes of the Board of Directors (as proposed in this Circular for election at the Meeting) and its committees are appropriate for effective decision-making.

8.

The board of directors should review the adequacy and form of the compensation of directors and ensure the compensation realistically reflects the responsibilities and risk involved in being a director.

YES

The Compensation Committee, among other things, has the authority and responsibility for making recommendations to the Board of Directors relating to the compensation of members of the Board of Directors.

9.	Subject to Guideline 13, committees of the board of directors should generally be composed of outside directors, a majority of whom are unrelated directors.	YES	All members of standing committees of the Board of Directors are "unrelated directors”, except for Mr. David R. Beatty who is a member of the Health, Safety and Environment Committee.

10.	Every board of directors should expressly assume responsibility for, or assign to a committee of directors, the general responsibility for developing the corporation's approach to governance issues.	YES

The Nominating and Corporate Governance Committee, among other things, has the authority and responsibility for developing and recommending to the Board of Directors a set of corporate governance principles applicable to the Corporation.

11.

The board of directors, together with the Chief Executive Officer, should develop position descriptions for the board of directors and for the Chief Executive Officer, including the definition of the limits to management's responsibilities.  In addition, the board of directors should approve or develop the corporate objectives which the Chief Executive Officer is responsible for meeting and assess the Chief Executive Officer against these objectives.

YES

The Nominating and Corporate Governance Committee is responsible for developing position descriptions for the Board of Directors and the Chief Executive Officer of the Corporation and for delineating any limits to management's responsibilities.

The Compensation Committee, in relation to the Chief Executive Officer, is responsible for making recommendations to the Board of Directors in relation to the corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluating the performance of the Chief Executive Officer in light of those goals and objectives and setting the Chief Executive Officer's compensation level based on this evaluation.

12.

Every board of directors should implement structures and procedures which ensure that the board of directors can function independently of management. The chair or lead director should ensure that the board of directors carries out its responsibilities effectively which will involve the board of directors meeting on a regular basis without management present and may involve assigning the responsibility for administering the board of directors' relationship to management to a committee of the board of directors.

YES

To facilitate the functioning of the Board of Directors independently of management, the following structures and processes are in place: there are no  members of management on the Board of Directors other than the Chief Executive Officer; when a ppropriate, members of management, including the Chief Executive Officer, are not present for the discussion and determination of certain matters at meetings of the Board of Directors; under the by-laws of the Corporation, any two directors may call a meeting of the Board of Directors: the Chief Executive Officer's compensation is considered, in his absence, by the Compensation Committee (formerly the Compensation/Corporate Governance Committee) at least once a year; and, in addition to the standing committees of the Board of Directors, independent committees are appointed from time to time, when appropriate.

13.

The audit committee of every board of directors should be composed only of unrelated directors.

All of the members of the audit committee should be financially literate and at least one member should have accounting or related financial expertise. Each board of directors shall determine the definition of and criteria for "financial literacy" and "accounting or related financial expertise".

The board of directors should adopt a charter for the audit committee which sets out the roles and responsibilities of the audit committee which should be specifically defined so as to provide appropriate guidance to audit committee members as to their duties.

YES

All members of the Audit Committee are "unrelated directors".

The Board of Directors has adopted the definitions of "financial literacy" and "accounting or related financial expertise", as set out in the practice notes of the proposed TSX Guidelines.  Based on information provided to the Board of Directors, the Board of Directors has determined that all members of the Audit Committee are "financially literate" and at least one member has "accounting or related financial expertise".

The Board of Directors is in the process of developing a charter for the Audit Committee.

The audit committee should have direct communication channels with the internal and external auditors to discuss and review specific issues as appropriate. The audit committee duties should include oversight responsibility for management reporting on internal control.

The Audit Committee, among other things, assists the Board of Directors' oversight of the performance of the Corporation's internal audit function.

14.

The board of directors should implement a system which enables an individual director to engage an outside adviser at the Corporation's expense, in appropriate circumstances.  The engagement of the outside adviser should be subject to the approval of an appropriate committee of the board of directors.

YES

Each of the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee have the authority, at the expense of the Corporation, to select, retain and approve the fees and other retention terms of special legal counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board of Directors or management.